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                                                                    EXHIBIT 4.15


                               drkoop.com, Inc.
                            7000 N. Mopac, Suite 400
                              Austin, Texas 78739



                                August 22, 2000



Infoseek Corporation
1399 Moffett Park Drive
Sunnyvale, CA

     Re Distribution Agreement executed on April 9, 1999, as amended, by and between Infoseek Corporation (and certain affiliates) and drkoop.com and Distribution Agreement executed on April 9, 1999, as amended by drkoop.com and the Buena Vista Internet Group (collectively the "Agreements")

Ladies and Gentlemen:

          Pursuant to the Agreements, drkoop.com, Inc. (the "Company") owes you ("GO.com", as defined below) the sum of $1,033,334.00 (the "Payable"). The purpose of this letter agreement is to confirm our agreement concerning the Company's payment of the Payable. The Company hereby agrees to pay to GO.com within two (2) days of the closing of the proposed preferred stock financing (the "Deadline") described in the Confidential Private Placement Memorandum dated July 12, 2000 and the related cumulative supplement dated August 16, 2000 (the "Permanent Financing"), the sum of $361,666.90 (the "Cash Payment"). In addition, the Company agrees to pay GO.com the balance of such Payable ($671,667.10) plus 6% interest thereon ($40,300.00) for a total of $711,967.10
(the "Balance") in full on or before September 1, 2001 (the "Final Payment Date"). As used herein, "GO.com" shall mean Infoseek Corporation, ABCNEWS/Starwave Partners, ESPN/Starwave Partners and Buena Vista Internet Group.

          Subject to GO.com's receipt of the Cash Payment by the Deadline and GO.com's receipt of the Balance by the Final Payment Date, and provided the Company fulfills its registration obligations as set forth in this letter agreement, GO.com shall release and forever discharge the Company and its subsidiaries, affiliates, directors, officers, employees, stockholders, agents and representatives, and each of their successors and assigns (the "Releasees") from, and covenant not to sue or proceed against the Releasees on account of or with respect to the Payable.

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          In consideration of the above, the Company agrees to file a registration statement with the Securities and Exchange Commission, and under all applicable state securities laws and statutes, of all securities of the Company held by GO.com (including securities issuable based on warrants in the Company's stock held by GO.com) by September 30, 2000 and to use its reasonable best efforts to have such registration statement be declared effective as soon as possible.

          This letter agreement shall terminate and be of no further force or effect in the event that the Permanent Financing has not closed and the Company has not delivered the Cash Payment to GO.com by September 1, 2000. In addition, this letter agreement shall terminate and be of no further force and effect in the event the Cash Payment is not delivered to GO.com by the Deadline.

          Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below. This letter agreement may be executed in counterpart.

                                             Sincerely yours,

                                             drkoop.com, Inc.



                                             By: /s/ Edward Cespedes
                                                 ---------------------------
                                                  Name:  Edward Cespedes
                                                  Title:  President


The foregoing is hereby acknowledged and agreed to as of the date first above written.

                              Infoseek Corporation, operator of and on behalf of GO.com ("GO.com")


                                        By: /s/ Laura R. Beauchesne
                                            -----------------------
                                        Name:   Laura R. Beauchesne
                                        Title:  Vice President & Deputy General
                                                Counsel

Amount payable as of
the date of this letter agreement
(the "Payable"):                        $1,033,334

Cash Payment:                           $361,666.90
(Due by Deadline)


Balance (Due by Sept. 1, 2001):  $671,667.10 plus 6% interest thereon

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